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                                  Exhibit 99.1


              THE JUDGE GROUP AND BEACON INFORMATION TECHNOLOGIES
                        ANNOUNCE ASSET PURCHASE BY JUDGE


Philadelphia, PA, September 10, 2002 - Web-powered IT staffing services provider The Judge Group, Inc. (NASDAQ: JUDG) and Chicago-based IT contract placement firm Beacon Information Technologies today announced that they had completed an Agreement pursuant to which Judge purchased the client list of Beacon and hired its employees to work in Judge's Chicago office. The companies estimate that the revenues from the agreement will generate in excess of $1 million annually for Judge's contract placement division.


According to Dan Mancuso, Principal of Beacon Information Technologies, "We felt that this asset purchase would be a very good fit for both parties. We believe Beacon's knowledge of the local market, coupled with the national platform and resources Judge can provides will really add value to the services we can offer to our existing clients. We believe it will greatly assist Judge with contract placement in the Chicago area, where Judge had previously had only a permanent placement presence."


Martin E. Judge, Jr., Chairman and Chief Executive Officer of Judge, stated, "We have long stated that the Company would consider strategic acquisitions. This asset purchase will help maximize our market share in an area in which we already had a presence without overleveraging. We believe that based on Beacon's financials and on Dan Mancuso's knowledge and good reputation in the Chicago IT staffing market, we will be able successfully to blend the business and the corporate cultures. We are so pleased to have Dan's office join ours to help us create a thriving and successful business."


About Judge: The Judge Group, Inc. is tying talent to technology by integrating more than 30 years of IT staffing services experience with cutting edge technology to deliver efficient client services. With locations in twelve cities nationally, Judge offers total Internet and Information Technology staffing solutions through its web-based staffing, IT skills training, and food and pharmaceutical placement divisions. It is the mission of the Company to service the needs of its clients, its contractors and applicants, with the urgency required by the customer through professionalism, ethics and state of the art technology. For more information about Judge, visit our web site at www.judge.com.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this news release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the ability to attract and place qualified technical consultants, the ability to implement the controls necessary to reduce costs and improve revenues, the ability to execute our on-line business plan and overall strategic business plan, industry competition factors, and other factors identified in filings with the Securities and Exchange Commission.



Investor Contact: Robert Alessandrini, CFO, CFA 610-667-7700 investors@judge.com